Exhibit 99.2

Hatch Resources LLC and Subsidiaries

Consolidated Financial Statements

September 30, 2022

C O N T E N T S

Hatch Resources LLC and Subsidiaries

Unaudited Consolidated Balance Sheet

September 30, 2022

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,008,178
Prepaid expenses	57,672
Accounts receivable	4,458,456
Accounts receivable from Affiliates	65,216
Total current assets	5,589,522

PROPERTY, PLANT AND EQUIPMENT:
Oil and gas properties	167,269,632
Less: accumulated depletion	(10,618,676)
Net oil and gas properties	156,650,956

Other property and equipment	362,717
Less: accumulated depreciation	(276,951)
Net property and equipment	85,766

TOTAL ASSETS	$162,326,244

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	62,133
Accrued liabilities	141,812
Total current liabilities	203,945

NON-CURRENT LIABILITIES
Revolving credit facility, net	68,774,403
Operating lease liability	49,698
Total non-current liabilities	68,824,101

Total liabilities	69,028,046

MEMBERS' EQUITY
Hatch Resources LLC equity	92,733,037
Noncontrolling interest	565,161

Total members' equity	93,298,198

TOTAL LIABILITIES AND EQUITY	$162,326,244

The Notes to the Unaudited Consolidated Financial Statements are an integral part of this statement.

Hatch Resources LLC and Subsidiaries

Unaudited Consolidated Statements of Operations

Nine Months Ended September 30, 2022

REVENUES
Oil revenues	$20,497,810
Gas revenues	4,369,373
Liquid revenues	3,402,066
Other operating revenues	553,100
Loss on commodity derivative instruments	(1,902,433)
Total revenues	26,919,916

EXPENSES
Production and ad valorem taxes	1,356,650
General and administrative	11,305,278
Depreciation, depletion and amortization	4,241,659
Total expenses	16,903,587

INCOME FROM OPERATIONS	10,016,329

OTHER INCOME (EXPENSE)
Unrealized gain on commodity derivative instruments	619,507
Interest expense	(2,459,950)
Total other expense	(1,840,443)

NET INCOME	8,175,886

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	117,603

NET INCOME ATTRIBUTABLE TO HATCH RESOURCES LLC	$8,058,283

The Notes to the Unaudited Consolidated Financial Statements are an integral part of this statement.

Hatch Resources LLC and Subsidiaries

Unaudited Consolidated Statements of Changes in Members’ Equity

Nine Months Ended September 30, 2022

	Members'	Retained	Noncontrolling
	Equity	Earnings	Interest	Total Equity
Balance at January 1, 2022	$72,306,540	$(2,159,407)	$393,790	$70,540,923
Members' contributions	6,946,232	-	53,768	7,000,000
Members' distributions	(9,037)	-	-	(9,037)
Equity-based compensation	7,590,426	-	-	7,590,426
Net income	-	8,058,283	117,603	8,175,886
Balance at September 30, 2022	$86,834,161	$5,898,876	$565,161	$93,298,198

The Notes to the Unaudited Consolidated Financial Statements are an integral part of this statement.

Hatch Resources LLC and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,175,886
Adjustments to reconcile net income loss to net cash provided by operating activities:
Depreciation, depletion and amortization	4,182,616
Amortization of deferred financing costs	96,003
Operating lease	65,944
Equity-based compensation	7,590,426
Commodity derivative instruments	(671,502)
Changes in operating assets and liabilities:
Accounts receivable	(1,521,521)
Accounts receivable from Affiliates	247,853
Prepayments	135,416
Accounts payable	59,248
Accrued liabilities	(80,056)
Net cash provided by operating activities	18,280,313

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and gas properties	(28,355,592)
Net cash used in investing activities	(28,355,592)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility	9,500,000
Payments on credit facility	(6,150,000)
Members' contribution	6,946,232
Members' distribution	(9,037)
Contributions from noncontrolling interest	53,768
Net cash provided by financing activities	10,340,963

Net increase in cash	265,684
Cash and cash equivalents at beginning of period	742,494

Cash and cash equivalents at end of period	$1,008,178

Supplemental cash flow information:
Cash paid during the year for interest	$2,363,947

The Notes to the Unaudited Consolidated Financial Statements are an integral part of this statement.

Hatch Resources LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Note 1.	Description of Business

Hatch Resources LLC (Hatch Resources, or the Company) is a Delaware limited liability company formed on August 31, 2018 to engage in the acquisition of mineral, royalty, and overriding royalty interests in the Permian Basin. To date, the interests accumulated are located entirely in the Delaware Basin in Texas and New Mexico.

The Company’s LLC agreement was amended and restated on January 18, 2019 in connection with the Company’s funding. Prior to this time, the Company had no assets or liabilities and the date of the amended and restated LLC agreement was the first date of activity. As a result of the amended LLC agreement, Hatch Resources owns 99.5% of Hatch Operations LLC (HoldCo), which is a holding company. HoldCo owns: 99% of Hatch Royalty LLC (Royalty) which owns and holds royalty interests, 100% of Hatch Operating Subsidiary LLC (OpCo) which owns and holds working interests, and 100% of Hatch Sidecar LLC (Sidecar). Sidecar owns the remaining 1% of Royalty. The Company’s LLC agreement was further amended and restated on December 31, 2020 and as a result, Hatch Resources owns 99.2% of HoldCo.

Principles of Consolidation

The consolidated financial statements of Hatch Resources presented herein include the accounts of the aforementioned entities. All intercompany transactions and balances have been eliminated. The 0.8% noncontrolling interest in HoldCo is presented as noncontrolling interest, a separate component of net income and equity in the accompanying consolidated financial statements.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The Company evaluates estimates and assumptions on an ongoing basis using historical experience and other factors. While management believes that the estimates and assumptions used in preparation of the consolidated financial statements are appropriate, because there are numerous uncertainties inherent in the estimation process, actual results could differ materially from those estimates. Significant estimates made in preparing these consolidated financial statements include the estimate of uncollected revenues and unpaid expenses from mineral, royalty, and overriding royalty interests in properties operated by nonaffiliated entities, the estimates of proved oil and natural gas reserves and related present value estimates of future net cash flows from those properties, and equity-based compensation.

Estimated proved oil and natural gas reserve quantities and associated discounted and undiscounted cash flows are significant components of depletion and proved property impairment calculations and require many subjective judgments. Estimates of reserves are forecasts based on engineering analyses and historical production information. Different reserve engineers could reach different conclusions as to estimated quantities of oil and natural gas reserves based on the same information.

The passage of time provides more qualitative and quantitative information regarding reserve estimates, and revisions are made to prior estimates based on updated information. However, there can be no assurance that more revisions will not be necessary in the future. Significant downward revisions could result in changes in depletion rates and proved property impairments representing non-cash charges to income.

Hatch Resources LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Limitation of Members’ Liability

Under the terms of the limited liability company agreement, as amended, the members are not obligated for debt, obligations, or other liabilities of the Company. However, one Class A member does have certain obligations under the Credit Agreement (See Note 7). Profits and losses are allocated to members based on their ownership interests and a preferred payout schedule.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company’s accounts receivables are primarily from mineral, royalty, and overriding royalty interests and recorded at the amount due, less an allowance for doubtful accounts when applicable. In estimating the allowance, management considers, among other things, how recently and how frequently payments have been received and the financial position of the party. As of September 30, 2022, no allowance for doubtful accounts is deemed necessary based upon a review of current receivables and the lack of historical write offs. There was no bad debt expense recorded for nine months ended September 30, 2022.

Accounts Receivable due from Affiliate

The Company’s accounts receivable due from affiliate account as of September 30, 2022 relates to certain general and administrative expenses funded by the Company during the current period.

Oil and Natural Gas Properties

The Company invests primarily in mineral, royalty, and overriding royalty interests of oil and natural gas properties. Oil and natural gas producing activities are accounted for in accordance with the successful efforts method of accounting. Under this method, costs of acquiring properties are capitalized. All general and administrative costs unrelated to acquisitions are expensed as incurred. See Note 2 for further detail.

Other Property and Equipment

Other property and equipment includes office furniture and equipment and computer hardware and equipment and is stated at historical cost. Depreciation and amortization are calculated using the straight-line method over expected useful lives of five years. Depreciation and amortization expense totaled approximately $64 thousand for the nine months ended September 30, 2022. Right of use asset for operating leases of approximately $59 thousand is also recognized in other property and equipment at September 30, 2022.

Accrued Liabilities

Accrued liabilities consist primarily of ad valorem taxes.

Derivative Financial Instruments

The Company’s ongoing operations expose it to changes in the market price for oil and natural gas. To manage risks related to fluctuations in prices attributable to its projected oil production, the Company enters into oil derivative contracts. Entrance into such contracts is dependent upon prevailing or anticipated market conditions.

Hatch Resources LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Derivative instruments are recognized at fair value. If a right of offset exists under master netting arrangements and certain other criteria are met, derivative assets and liabilities with the same counterparty are netted on the consolidated balance sheet. The Company does not specifically designate derivative instruments as cash flow hedges, even though they reduce its exposure to changes in commodity prices; therefore, gains and losses arising from changes in the fair value of derivatives are recognized on a net basis in the consolidated statement of operations within hedging income (loss).

Revenue Recognition

The Company follows Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, (ASC 606).

Oil, Natural Gas, and Liquids Sales

Oil, natural gas and NGL sales revenues are generally recognized when control of the product is transferred to the customer, the performance obligations under the terms of the contracts with customers are satisfied and collectability is reasonably assured. One hundred percent of the Company’s oil, natural gas and NGL sales are made under contracts with customers (operators). The performance obligations for the Company’s contracts with customers are satisfied at a point in time through the delivery of oil and natural gas to its customers. Accordingly, the Company’s contracts do not give rise to contract assets or liabilities. The Company recognizes revenue based on the Company’s percentage ownership share of revenue, net of any deductions for gathering and transportation. This resulted in approximately $587 thousand of netted expenses for the nine months ended September 30, 2022.

The Company typically receives payment for oil, natural gas and NGL sales within 60 days of the month of delivery, which can extend up to 9 months after initial production from the well and 6 months after the purchase of mineral interests in currently producing wells. The Company’s contracts for oil, natural gas and NGL sales are standard industry contracts that include variable consideration based on the monthly index price and adjustments that may include counterparty-specific provisions as defined in the mineral lease agreement. As each unit of product represents a separate performance obligation and the consideration is variable as it relates to oil and natural gas prices, the Company recognizes revenue from oil and natural gas sales using the allocation exception for variable consideration in ASC 606.

Allocation of Transaction Price to Remaining Performance Obligations

Oil, Natural Gas, and Liquids Sales. The Company has utilized the practical expedient in ASC 606 which states the Company is not required to disclose the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. As the Company has determined that each unit of product generally represents a separate performance obligation, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.

Prior-Period Performance Obligations

Hatch Resources records revenue in the month production is delivered to the purchaser. As a royalty interest owner, Hatch Resources has limited visibility into the timing of when new wells start producing and production statements may not be received for 30 to 90 days or more after the date production is delivered. As a result, the Company is required to estimate the amount of production delivered to the purchaser and the price that will be received for the sale of the product. The expected sales volumes and prices for these properties are estimated and recorded within the Accounts receivable line item in the accompanying consolidated balance sheet. The difference between the Company’s estimates and the actual amounts received for oil and natural gas sales is recorded in the month that payment is received from the third party.

Hatch Resources LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Income Taxes

As a limited liability company, the Company is not subject to federal income taxes as components of its income and expenses flow through directly to the members. Accordingly, no provision for federal income taxes has been reflected in the consolidated financial statements. However, the Company is subject to state income taxes in various states in which it operates.

Tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more likely than not threshold, it is then measured to determine the amount of expense to record in the consolidated financial statements. The tax expense recorded would equal the largest amount of expense related to the outcome that is 50% or greater likely to occur. The Company classifies any potential accrued interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as operating expense. Management of the Company has not taken a tax position that, if challenged, would be expected to have a material effect on the financial statements as of September 30, 2022.

The Company did not incur any penalties or interest related to its state tax returns for the nine months ended September 30, 2022.

Under the new centralized partnership audit rules effective for tax years beginning after 2017, the Internal Revenue Service (IRS) assesses and collects underpayments of tax from the Company instead of from each member. The Company may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules.

Equity-Based Compensation

As of September 30, 2022, the Company had certain Class B member units (Class B Units) issued and outstanding related employee grant agreements. As and when approved by the Board of Managers, the Company shall distribute to the holders of the units a distribution. The units vest as defined in each Class B Units respective grant agreement, or immediately upon the sale of the Company. Unvested units are forfeited if the respective employee is terminated for cause. Class B Unit holders do not include voting rights. Compensation expense for such awards will be recognized in the accompanying consolidated statement of operations once distributions are deemed reasonably probable. Refer to Note 6 for additional information.

Concentrations of Credit Risk

The operators of the Company’s oil and gas properties sell production to a small number of purchasers, as is customary in the industry. The risk of non-payment by these purchasers is considered minimal, and the operators do not generally obtain collateral for sales. For the nine months ended September 30, 2022, one third-party operator accounted for approximately 22% of total revenues. At September 30, 2022, one third-party operator accounted for approximately 17% of accrued revenues.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits of $250 thousand. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Hatch Resources LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

New Accounting Policy

Effective January 1, 2022, the Company adopted the new lease accounting guidance in Accounting Standards Update No. 2016-02, Leases (Topic 842). The Company has elected the package of practical expedients permitted in Topic 842. Accordingly, the Company accounted for its existing operating lease as an operating lease under the new guidance, without reassessing (a) whether the contract contains a lease under ASC Topic 842, (b) whether classification of the operating lease would be different in accordance with ASC Topic 842, or (c) whether the unamortized initial direct costs before transition adjustments (as of December 31, 2021) would have met the definition of initial direct costs in Topic 842 at lease commencement. As a result of the adoption of the new lease accounting guidance, the Company recognized on January 1, 2022 (the beginning of the earliest period presented) (a) a lease liability of $137,159, which represents the present value of the remaining lease payments of $140,504, discounted using the Company’s incremental borrowing rate of 3.88%, and (b) a right-of-use asset of $145,466.

Note 2.	Oil and Gas Properties

The Company uses the successful efforts method of accounting for its investment in mineral, royalty, and overriding royalty interests. Under this method of accounting, proved and unproved property acquisition costs are capitalized as the cost of properties when incurred. To the extent capitalized costs of proved properties, net of accumulated depletion, exceed the undiscounted future cash flows, the carrying value of the property is reduced to estimated fair value and the excess capitalized costs are charged to impairment expense in the period incurred. Proved properties are grouped for impairment purposes by regional aggregations of fields according to a number of factors including location and geological characteristics. No impairment expense associated with proved properties was recognized for the nine months ended September 30, 2022.

A portion of the carrying value of the Company’s interests is attributable to unproved properties. The unproved amounts are not subject to depletion until they are classified as proved properties. Capitalized costs attributable to the properties become subject to depletion when proved reserves are assigned to the property and the Company transfers the cost basis from unproved to proved properties accordingly. The Company assesses all properties classified as unproved on an annual basis for impairment. The Company assesses properties on an individual basis or as a group, if properties are individually insignificant. The assessment includes consideration of the following factors, among others: recent drilling activity, remaining lease term, geological, geophysical and engineering evaluations, and market prices for similar assets. Unproved property totaled approximately $49.7 million at September 30, 2022. No impairment expense associated with unproved properties was recognized for the nine months ended September 30, 2022.

Note 3.	Acquisitions

Hatch Resources has completed numerous acquisitions of mineral and royalty interests from various sellers in Texas and New Mexico. The additions to oil and natural gas property activity are comprised of payments for acquisitions of minerals, land brokerage costs, due diligence costs, and any recording or legal fees associated with the acquisition. The acquisitions were funded with capital contributions from members and borrowings under the revolving credit facility. During the nine months ended September 30, 2022, the assets acquired for total cash consideration of $28.4 million consisted of approximately $13.2 million of proved properties and $15.1 million of unproved properties.

Hatch Resources LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Note 4.	Derivatives

The Company’s ongoing operations expose it to changes in the market price for oil and natural gas. To mitigate the inherent commodity price risk associated with its operations, the Company uses oil commodity derivative financial instruments. From time to time, such instruments may include variable-to-fixed-price swaps, costless collars, fixed-price contracts, and other contractual arrangements. As of September 30, 2022, the Company had no outstanding derivative financial instruments. The Company’s oil fixed price swap transactions are settled based upon the average daily prices for the calendar month of the contract period. Settlement for oil derivative contracts occurs in the succeeding month. Changes in the fair values of the Company’s derivative instruments are recognized as gains or losses in the current period and are presented on a net basis in the accompanying consolidated statement of operations. During the nine months ended September 30, 2022, the Company recognized realized and unrealized gain (loss) on commodity derivative instruments of ($1,902,433) and $619,507, respectively.

Note 5.	Fair Value

ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value, and enhances disclosure requirements for fair value measurements. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company has applied ASC 820 to all financial instruments that are required to be reported at fair value.

Financial instruments are carried at fair value and are classified and disclosed in the following categories:

Level 1–Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Level 1 consists of financial instruments whose fair values are estimated using quoted market prices.

Level 2–Quoted prices for identical or similar assets or liabilities in markets that are less active, that is, markets in which there are few transactions for the asset or liability that are observable for substantially the full term. Included in Level 2 are those financial instruments for which fair values are estimated using models or other valuation methodologies. These models are primarily industry-standard models that consider various observable inputs, including time value, yield curve, volatility factors, observable current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures.

Level 3–Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity). Level 3 is comprised of financial instruments whose fair value is estimated based on internally developed models or methodologies utilizing significant inputs that are not readily observable for objective sources.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). A market is active if there are sufficient transactions on an ongoing basis to provide current pricing information for the asset or liability, pricing information is released publicly, and price quotations do not vary substantially either over time or among market makers. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity.

Assets and liabilities that are measured at fair value are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company recognizes transfers between fair value hierarchy levels as of the end of the reporting period in which the event or change in circumstances causing the transfer occurred. The Company did not have any transfers between Level 1, Level 2 or Level 3 fair value measurements during the nine months ended September 30, 2022.

Hatch Resources LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Nonrecurring Fair Value Measurements

In connection with the Company’s review of long-lived assets, if there is an indication of impairment and the estimated undiscounted future cash flows do not exceed the carrying value of the long-lived assets, then these assets are written down to fair value. During the nine months ended September 30, 2022, the Company’s oil and natural gas properties were reviewed for impairment and no interests were found to be impaired. The factors used to determine fair value for purposes of impairment testing include, but are not limited to, estimates of proved reserves, development activity, future commodity prices, timing of future production, production costs, and a discount rate commensurate with the risk reflective of the lives remaining for the respective assets. Because these significant fair value inputs are typically not observable, the Company has categorized the amounts as Level 3 inputs.

The fair value of each Class B unit granted is estimated on the date of grant using an option-pricing model that incorporates various inputs, some of which are unobservable. Expected volatilities are based on implied volatilities from market-traded equity on what the Company believes to be comparable public companies. The expected term of Class B units granted is estimated based on the Company’s expected exit timeline at the grant date. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of the grant for the expected exit timeline. Certain adjustments are applied to fair value calculations for Class B Units to reflect market illiquidity and non-transferability using a risk adjusted discount rates.

Note 6.	Members’ Equity

Members’ Classes

Class A Units

Pursuant to the Hatch Resources LLC agreement as amended, the Class A Members have committed capital of $201.1 million, in accordance with each members’ percentage of membership interest, which is funded directly to HoldCo. The noncontrolling interest has committed capital of $1.0 million and in return, has received a 0.5% noncontrolling interest in HoldCo. In December 2020, the Hatch Resources LLC amended to distribute and redeem Class A Units in HoldCo to an entity that previously was a member of the noncontrolling interest. As a result, the noncontrolling interest committed capital totaled $1.5 million and noncontrolling interest totaled 0.76%. The Class A units have a par value of $100 per unit and 2,011,000 Class A units are authorized to be issued. As of September 30, 2022, the Class A Members had contributed capital of $79.7 million and 796,000 Class A units were issued and outstanding.

Class B Units

Pursuant to the Hatch Resources’ LLC agreement as amended, the Company is authorized to issue up to 1,000,000 Class B units, a form of equity-based compensation. As of September 30, 2022, there were 883,000 Class B units issued and outstanding. The units are granted to employees and are subject to time-based vesting provisions. The Class B units awarded are subject to restrictions on transferability and customary forfeiture provisions. Class B unit award recipients do not include the right to vote but do include the right to receive distributions thereon, if and when made by the Company, based on the capital distribution methodology described above.

Hatch Resources LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

During the nine months ended September 30, 2022, 63,000 Class B units were issued with a grant date fair value of $18.90 per unit. The Company used an option pricing model incorporating the following assumptions:

Class B Fair Value Assumptions	Input
Expected Volatility	53%
Expected Term (years)	3.5
Risk Free Rate	3.5%
Discount for Lack of Marketability	10%

During the nine months ended September 30, 2022, 130,000 Class B units were redeemed or forfeited in accordance with separation agreements. At September 30, 2022, 430,000 Class B units are vested.

During the nine months ended September 30, 2022, approximately $7.6 million in compensation expense for grants previously awarded, which were not deemed to have a probable performance condition at issuance.

Allocation of Profits and Losses

Net income or loss is allocated to the Members pro rata in proportion to the Members’ respective membership interest, provided that the members’ capital accounts are compliant with regulations, as described in the LLC agreement.

Capital Distributions

All amounts to be distributed shall first be distributed to Class A Members in proportion to their respective Class A membership interest percentages. Distributions shall be made as follows:

Payout No. 1 occurs when the Class A unitholders receive an 8% per annum return on the aggregate contributions made to date. Payout No. 2 occurs when the Class A unitholders receive a 20% per annum return on the aggregate contributions made to date and distributions to the Class A unitholders exceed two times the aggregate contributions made to date. Payout No. 3 occurs when distributions to the Class A unitholders exceed three times the aggregate contributions made to date.

As of September 30, 2022, no material distributions have been made to Class A or Class B Members of the Company.

Hatch Resources LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Note 7.	Long-Term Debt

On July 2, 2019, the Company entered into a credit facility (the Credit Agreement) with Texas Capital Bank with an initial nonconforming borrowing base of $25 million and letter of credit commitment of $3.75 million. The borrowing base was increased by an additional $25 million to total a borrowing base of $50 million and letter of credit agreement of $7.5 million on September 11, 2019. In August 2021, the Company’s Credit Agreement was amended to increase the Company’s borrowing base by $25 million to total a borrowing base of $75 million and allows the Company to make voluntary prepayments which reduces the non-conforming borrowing base by an aggregate amount of the prepayments if the payment is designates as such. The amendment also added a one year auto extension to the maturity date subject to the Company’s elections. Borrowings under the Credit Agreement are collateralized by an equity support letter recourse to the Company’s sponsor. Outstanding borrowings on the equity support letter borrowing base accrue interest at an annual rate of the Prime rate plus 37.5 bps with a 3.5% Prime Floor (3.875% effective rate) and a 0.5% LIBOR floor. The interest rate in effect on September 30, 2022 was approximately 5.5%. As of September 30, 2022, the borrowing base was $70.0 million of which $69 million was outstanding. The Credit Agreement matures in July 2024. The Company had no letters of credit outstanding under the Credit Agreement on September 30, 2022.

Debt issuance costs are capitalized and amortized over the life of the Credit Agreement. In connection with the amendment to the Credit Agreement executed in August 2021, an additional $225 thousand in debt issuance costs were recorded. Amortization expense related to the debt issuance costs was approximately $96 thousand for the nine months ended September 30, 2022. Amortization expense related to debt issuance costs is included in interest expense on the accompanying consolidated statements of operations. Debt issuance costs, net of accumulated amortization, of approximately $226 thousand are recorded in revolving credit facility, net on the consolidated balance sheet. Total interest expense for the nine months ended September 30, 2022 was approximately $2.4 million.

Note 8.	Commitments and Contingencies

Operating Leases

The Company leases its office facilities under a long-term, non-cancelable operating lease agreement. The lease expires in 2023. The following is a maturity analysis of the annual undiscounted cash flows of the operating lease liabilities as of September 30, 2022:

Environmental Matters

The Company’s business includes activities that are subject to U.S. federal, state, and local environmental regulations with regard to air, land, and water quality and other environmental matters. The Company does not consider the potential remediation costs that could result from issues identified in any environmental site assessments to be significant to the consolidated financial statements and no provision for potential remediation costs has been recorded.

Litigation

From time to time, the Company is involved in legal actions and claims arising in the ordinary course of business. There were no existing claims as of September 30, 2022.

Hatch Resources LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Note 9.	Subsequent Events

The Company has evaluated events that occurred subsequent to September 30, 2022 through March 2, 2023, which is the date the consolidated financial statements were available to be issued.

Acquisitions

Subsequent to September 30, 2022, the Company has made acquisitions of interests in oil and gas properties in the normal course of business totaling approximately $17.9 million.

Facility Drawdown

Subsequent to September 30, 2022, the Company completed drawdowns on its credit facility totaling $16.0 million.

Property Conveyance

Subsequent to September 30, 2022, the Company completed a material sale of mineral royalty interests to Kimbell Royalty Partners, LP and Kimbell Royalty Operating, LLC (the Conveyance), for total consideration of approximately $278.1 million, comprised of approximately $127.7 million in common units of Kimbell Royalty Operating, LLC and $150.4 million in cash. Cash proceeds of $45 million were subsequently used to pay down the Credit Agreement. Net book value of the interest sold at the date of the Conveyance was $113.6 million.

Distribution to Members

Subsequent to September 30, 2022, distributions totaling approximately $227.8 million were made to Class A and Class B unitholders. Distributions were comprised of approximately $100.2 million in cash, and $127.7 million in common units of Kimbell Royalty Operating. Distributions were made in accordance with the Company’s limited partnership agreement. All outstanding Class B units at the date of the Conveyance were treated as vested for the purpose of determining the distribution.